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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number:  1-12407

                           LAMAR ADVERTISING COMPANY
             (Exact name of registrant as specified in its charter)

             5551 CORPORATE BOULEVARD, BATON ROUGE, LOUISIANA 70808
                                 (504) 926-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   8 5/8% SENIOR SUBORDINATED NOTES DUE 2007
            (Title of each class of securities covered by this Form)

                     CLASS A COMMON STOCK, $0.001 PAR VALUE
                   9 5/8% SENIOR SUBORDINATED NOTES DUE 2006
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(ii)      [ ]
           Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)       [ ]
           Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)       [ ]
           Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)      [ ]
           Rule 12h-3(b)(1)(i)       [x]      Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: 31

         Pursuant to the requirements of the Securities Exchange Act of 1934 LAMAR ADVERTISING COMPANY, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 27, 1998                   LAMAR ADVERTISING COMPANY


                                        By: /s/ Kevin P. Reilly, Jr.
                                           ---------------------------------
                                           Kevin P. Reilly, Jr., President